Exhibit 10.8

PROMISSORY NOTE

$55,000.00	July 19th 2004

FOR VALUE RECEIVED, Source Atlantic, Inc., a Delaware corporation having an office at 55 Accord Park Drive, Rockland, MA 02370 (the “Borrower”), hereby promises to pay to the order of Kerry Propper, an individual having an address at 17 State Street, 25th FL NY, NY 10004 (the “Lender”), the principal amount of Fifty Five THOUSAND AND 00/100 DOLLARS ($55,000.00) on or before the second anniversary hereof (the “Maturity Date”).

Interest shall accrue on all amounts outstanding hereunder at a fixed annual rate equal to seven percent (7%). Interest shall be computed on the basis of the actual number of days elapsed and a year of 365 days, and shall not be compounded.

This Note shall mature, and all interest, principal and any other amounts due hereunder shall be due and payable in full upon the earliest of (i) the date Borrower that closes on its next round of debt or equity financing or (ii) debt will be attached to receiveables and will be paid as receivables are posted.

No payments of interest or principal shall be due until 120 days from the date hereof. If the note has not been paid in full prior to the end of such 120-day period, commencing on July 6th 2005 borrower shall make payments as receivables are collected with such payments to be credited first to accrued and unpaid interest, and then to principal.

This Note may be prepaid, in whole or from time to time in part, at any time, without premium or penalty.

If permitted by law, Borrower shall reimburse the holder hereof for all costs and expenses incurred by the holder and shall pay the reasonable fees and disbursements of the holders counsel in connection with the collection of this Note and/or the enforcement of holder’s rights hereunder.

No amendment, modification or waiver of any provision of this Note nor consent to any departure by Borrower therefrom shall be effective unless the same shall be in writing and signed by the holder hereof and such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Borrower hereby waives any requirements of notice of dishonor, notice of protest and protest. This Note shall be governed in all respects by the laws of The Commonwealth of Massachusetts without giving effect to the conflict of law provisions thereof. This Note shall be binding upon Borrower and its successors and assigns and the terms hereof shall inure to the benefit of holder and its successors and assigns, including subsequent holders hereof; provided, however, that this Note shall not be assignable or transferable without the prior written consent of Borrower.

The holding of any provision of this Note to be invalid or unenforceable by a court of competent jurisdiction shall not affect any other provisions, and the other provisions of this Note shall remain in full force and effect.

Unless otherwise specified by the holder hereof on the date when payment is due, payment under this Note shall be made at and all notices to holders shall be delivered to, the addresses set forth in the first paragraph of this Note.

IN WITNESS WHEREOF, the undersigned has executed or caused this instrument to be duly executed and delivered by its authorized representative as an instrument under seal as of the date first written above.

SOURCE ATLANTIC, INC.

By:	s/s WILLIAM B. MCGOWAN, JR.
Print Name:	William B. McGowan Jr.
Title:	President